Exhibit 10.17
December 9, 2014

Ms. Esther Lee
[address redacted]

Dear Esther:

We are pleased to offer you the following sign-on payments in connection with the beginning of your employment with MetLife Group, Inc. in the position of Executive Vice President and Global Chief Marketing Officer, subject to the approval of MetLife’s Compensation Committee and Board of Directors.

Sign-On Payments

Based on the information you provided us, we understand you will forfeit certain compensation awards from your current employer if you accept employment with us. With the understanding you will be joining MetLife shortly after the 2014 performance year, and as a result not eligible for certain incentive compensation from your current employer for such performance period, we recommend the following to MetLife’s Compensation Committee and Board of Directors:

•
Should you leave your current employer prior to the payment of your 2014 cash incentive, MetLife will make a one-time cash sign-on payment of up to $150,000 to you. MetLife will determine the amount of the payment based on its determination of the amount of your 2014 cash incentive that you forfeited. MetLife will make this payment to you in the first paycheck following thirty (30) calendar days of your start date with MetLife, subject to appropriate verification of loss/forfeiture. Please understand that if you voluntarily terminate your employment with us prior to the first anniversary of your start date with MetLife, you will be required to repay the full amount of this payment without regard to amounts withheld.

•
Should you leave your current employer prior to the vesting of your Restricted Stock Units that are scheduled to vest in January 2015, MetLife will make a one-time cash sign-on payment of up to $250,000 to you. MetLife will determine the amount of the payment based on its determination of the amount you forfeited. MetLife will make this payment to you in the first paycheck following thirty (30) calendar days of your start date with MetLife, subject to appropriate verification of loss/forfeiture. Please understand that if you voluntarily terminate your employment with us prior to the first anniversary of your start date with MetLife, you will be required to repay the full amount of this payment without regard to amounts withheld.

•	MetLife will make a one-time cash sign-on payment of $250,000 to you to help address the Restricted Stock Units that otherwise would have vested in 2016, paid to you within thirty

(30) calendar days after the first anniversary of your start date with MetLife, subject to appropriate verification of loss/forfeiture. Please understand that if you voluntarily terminate your employment with us prior to the second anniversary of your start date with MetLife, you will be required to repay the full amount of this payment without regard to amounts withheld.

•	MetLife will make a one-time cash sign-on payment of $35,000 to you to further assist you with your transition to MetLife, paid to you within thirty (30) calendar days of your start date.

MetLife Group, Inc. will make each of these cash sign-on payments to you in a lump sum less applicable taxes and other required withholding. Payments will be made to you only if you maintain continuous employment and satisfactory performance through each payment date. You may not defer these payments.

Other Terms

This is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Employment at MetLife is “employment at will,” which means that either you or MetLife may terminate the relationship at any time with or without cause or notice. For the avoidance of doubt, this letter supersedes any and all other letters or oral statement previously provided to you on the subject of cash sign-on payments from MetLife, and such other letters or statement are hereby null and void and of no further effect.

Sincerely,	I accept this offer.

MetLife, Inc.

By: /s/ Steven A. Kandarian	By: /s/ Esther Lee
Steven A. Kandarian	Esther Lee
Chairman, President &
Chief Executive Officer
MetLife, Inc.	Date: 12/9/2014